NEWS RELEASE

FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2005 FINANCIAL RESULTS

- - -

Full Year and Fourth Quarter Sales up 18% and 13%, Respectively

Full Year and Fourth Quarter Net Earnings up 16% & 24%, Respectively

Tenth Consecutive Year of Revenue Growth

Backlog at Record Level

ROSELAND, NJ – February 9, 2006 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the full year and quarter ended December 31, 2005. The highlights are as follows:

Fourth Quarter 2005 Operating Highlights

•	Net sales for the fourth quarter of 2005 increased 13% to $317.9 million from $281.1 million in the fourth quarter of 2004.

•

Operating income in the fourth quarter of 2005 increased 31% to $44.9 million from $34.3 million in the fourth quarter of 2004. In the fourth quarter of 2004, the Company incurred approximately $4.4 million of costs related to the increase in an environmental reserve for a superfund site.

•

Net earnings for the fourth quarter of 2005 increased 24% to $25.3 million, or $1.15 per diluted share, from $20.4 million, or $0.94 per diluted share, in the fourth quarter of 2004. The net earnings for the fourth quarter of 2004 included nonrecurring tax benefits of $1.2 million (approximately $0.06 per diluted share).

•	New orders received in the fourth quarter of 2005 were $373.2 million, up 18% compared to the fourth quarter of 2004.

Curtiss-Wright Corporation, Page 2

Full Year 2005 Operating Highlights

•	Net sales for the full year 2005 increased 18% to $1,130.9 million from $955.0 million in 2004.

•

Operating income in 2005 increased 25% to $138.0 million from $110.3 million in 2004. Operating income in 2005 includes a gain of $2.8 million related to the sale of non-operating property. The Company incurred approximately $0.5 million and $1.7 million of consulting costs related to compliance with Sarbanes-Oxley Section 404 in 2005 and 2004, respectively.

•

Net earnings in 2005 increased 16% to $75.3 million, or $3.44 per diluted share, from $65.1 million, or $3.02 per diluted share, in 2004. The increase in the 2005 net earnings included a $5.1 million after-tax increase in interest expense (approximately $0.23 per diluted share). The net earnings for 2004 included nonrecurring tax benefits of $3.4 million (approximately $0.16 per diluted share).

•	New orders received in 2005 were $1,261.2 million, up 26% compared to 2004. Backlog increased 28% to a new record high of $805.6 million at December 31, 2005 from $627.7 million at December 31, 2004.

“We are pleased to report our tenth consecutive year of revenue growth along with higher operating income and earnings in 2005,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “We also experienced strong overall organic operating income growth, led by our Metal Treatment segment at 21%, followed by the Motion Control and Flow Control segments which grew 15% and 10%, respectively, in 2005. Our diversification strategy has provided growth in 2005 for both our defense markets, which grew 19%, and commercial and industrial markets, which grew 17%, over the prior year period. Our backlog is at a new record level, which provides us with good momentum heading into 2006. Over the last five years, Curtiss-Wright has delivered a compounded annual growth rates of 28% in sales, 17% in operating income, and 11% in earnings per share. During this same time, our total shareholder return was 20%, which has outperformed the broad market indices and was one of the top performances in the aerospace and defense industry. Achievement of these results during a time in which we acquired over 30 businesses is a strong indication of our ability to integrate acquisitions quickly and profitably.”

Curtiss-Wright Corporation, Page 3

Sales

Sales growth in 2005 for the fourth quarter and full year as compared to 2004 was driven by organic growth in most of our base businesses and by contributions from acquisitions. Overall organic growth was 8% for both the quarter and full year ended December 31, 2005 over the prior year periods. The organic sales growth in the fourth quarter of 2005 was spread equally across all of our segments, with Flow Control at 8% and Metal Treatment and Motion Control both at 7%. Acquisitions made in 2004 and 2005 contributed $15.8 million and $100.5 million in incremental sales for the quarter and full year ended December 31, 2005, respectively, over the comparable periods in 2004.

In our base businesses, higher sales from our Flow Control segment to the oil and gas and U.S. Navy markets, higher sales from our Motion Control segment to the global ground defense, aerospace defense, and global commercial aerospace markets, and higher sales from our Metal Treatment segment of global shot peening services, all contributed to the organic growth. In addition, foreign currency translation unfavorably impacted sales by $3.3 million for the quarter ended December 31, 2005 and favorably impacted sales by $1.2 million for the full year ended December 31, 2005, as compared to the prior year periods.

Operating Income

Operating income in 2005 for the fourth quarter and full year increased 31% and 25%, respectively, over the 2004 prior year periods. The increases were due to higher sales volumes, previously implemented cost control initiatives, and favorable sales mix. Overall, organic operating income growth was 30% and 21% for the quarter and full year ended December 31, 2005, respectively, compared to the prior year periods. The strong quarterly operating income performance was led by our Motion Control and Metal Treatment segments, which produced organic growth of 23% and 22%, respectively, while the Flow Control segment grew organically by 12%, as compared to the prior year period.

On a consolidated basis, our operating margin was 14.1% in the fourth quarter of 2005 versus 12.2% in the prior year. All segments posted operating margin improvement in the fourth quarter of 2005 versus the prior year, led by our Metal Treatment segment. Our full year consolidated operating margin was 12.2% for 2005, up considerably from 11.6% in 2004, however, we experienced favorable results in 2005 as compared to 2004 from lower environmental remediation costs of $4.5 million, a gain on the sale of property for $2.8 million, and lower costs associated with Sarbanes-Oxley Section 404 compliance. These favorable impacts were partially offset by increased pension expense and additional infrastructure costs incurred to support our business growth. The overall segment operating margins were flat year-over-year at 12.3%. In addition to the strong organic operating income growth in the segments, foreign currency translation unfavorably impacted operating income by $0.6 million for the quarter ended December 31, 2005 and favorably impacted operating income by $0.2 million for the full year ended December 31, 2005, compared to the prior year periods.

Curtiss-Wright Corporation, Page 4

Net Earnings

Net earnings increased 24% and 16% for the quarter and full year ended December 31, 2005, respectively, over the comparable prior year periods. This improvement was achieved by strong operating income from our business segments, which increased $7.7 million and $22.0 million for the quarter and full year ended December 31, 2005, respectively, over the prior year periods.

These improvements were offset by higher interest expense associated with the debt incurred to fund our acquisition program and from higher interest rates. Net earnings for 2004 included nonrecurring tax benefits totaling $3.4 million.

Segment Performance

Flow Control – Sales for the fourth quarter of 2005 were $130.7 million, up 10% over the comparable period last year, principally due to solid organic growth of 8% in the base businesses, and contribution from the fourth quarter 2004 acquisition. The improvement in sales was mainly due to higher sales to the oil and gas market, led by the higher demand for our coker valve products. Higher sales of electronic products, such as the digital signal processing cards used on Naval ships, and JP-5 valve and ball valve products used on aircraft carriers and submarines, respectively, also contributed to the organic growth in 2005. Foreign currency translation had minimal impact on sales in the fourth quarter of 2005 as compared to the prior year period.

Operating income for this segment increased 13% in the fourth quarter of 2005 compared to the prior year period. The improvement was due to strong organic growth of 12%, lead by higher sales volume and favorable sales mix of our oil and gas products, higher volume of our U.S. Navy products, and previously implemented cost reduction initiatives.

Motion Control – Sales for the fourth quarter of 2005 of $137.3 million increased 18% over last year, principally due to the contribution from the 2005 acquisition, which contributed $12.9 million of incremental sales in the fourth quarter of 2005. Sales from the base businesses increased 7% in the fourth quarter of 2005 as compared to the prior year period. This organic growth was due to higher electronic sales to the global ground defense market, led by higher sales of spares for the Bradley Fighting Vehicle and higher drive systems spares to the European defense market. New orders for the AN-APR 39 Radar Warning System and production work on the F-22 drove sales increases in our defense aerospace market. Higher commercial aerospace aftermarket sales from our repair and overhaul and integrated sensors businesses also contributed to the organic growth. In addition, foreign currency translation unfavorably impacted sales of this business segment by $2.1 million in the fourth quarter of 2005 as compared to the prior year period.

Operating income for this segment increased 25% for the fourth quarter of 2005 compared to the prior year period. The improvement was driven by higher sales volume previously mentioned, favorable sales mix within our European drive system business, and previously implemented cost control initiatives.

Curtiss-Wright Corporation, Page 5

Metal Treatment – Sales for the fourth quarter of 2005 of $49.9 million were 7% higher than the comparable period last year. The improvement, all of which was organic, was driven by higher global shot peening revenues due mainly to production work on wing skin components to the commercial aerospace market. This segment also experienced organic growth in the coatings and heat treating businesses due to improved economic conditions. Foreign currency translation unfavorably impacted sales by $1.2 million in the fourth quarter of 2005 as compared to the prior year period.

Operating income increased 22% for the fourth quarter of 2005 as compared to the prior year period. Operating income improved due to increased sales volume in our shot peening division, favorable sales mix in our coatings division, and general administrative cost reduction programs. Foreign currency translation negatively impacted operating income for the fourth quarter of 2005 as compared to the prior year period.

2006 Management Guidance

For the full year 2006, management expects to achieve total revenues to be in the range of $1.225 billion and $1.250 billion, an increase of 8 to 10 percent over 2005.  We anticipate operating income in the range of $155 million to $162 million, including $5 million of pension expense, which is a 12 to 17 percent increase over 2005.  We are forecasting earnings per share on a pre-split basis between $3.60 and $3.80 per fully diluted share, or 5 to 10 percent EPS growth.  Our EPS guidance assumes an average of 22.5 million shares outstanding. In addition, we are expecting free cash flow, defined as cash flow from operations less capital expenditures, to be between $65 million and $70 million in 2006.

Mr. Benante concluded, “In 2005, we continued to demonstrate our ability to generate long-term shareholder value by growing our sales and earnings. Over the past several years, our operating income has been growing faster than our sales while we executed a very active, yet disciplined, acquisition program. Our strong performance in 2005 once again demonstrates our ability to execute our strategy and achieve our financial targets. Our successful growth is the result of our diversification and ability to deliver the high performance, technologically advanced products for which Curtiss-Wright is world renowned. We continue to experience increasing demand for our new technologies, many of which are only at the beginning of their life cycles, which should continue to provide strong returns to our shareholders into the future. Our diversification strategy, the continued successful integration of our acquisitions, and ongoing emphasis on technology should continue to generate growth opportunities in each of our three business segments in 2006 and beyond.”

**********

The Company will host a conference call to discuss the 2005 results at 9:00 EST Friday, February 10, 2006. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

Curtiss-Wright Corporation, Page 6

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Change		Twelve Months Change
	2005	2004	2005	2004	$	%	$	%
Net sales	$317,893	$281,104	$1,130,928	$955,039	$36,789	13.09%	$175,889	18.42%
Cost of sales	206,964	180,067	740,416	624,536	26,897	14.94%	115,880	18.55%
Gross profit	110,929	101,037	390,512	330,503	9,892	9.79%	60,009	18.16%

Research & development expenses	9,369	9,416	39,681	33,825	(47)	-0.50%	5,856	17.31%
Selling expenses	18,054	16,511	69,687	61,648	1,543	9.35%	8,039	13.04%
General and administrative expenses	38,467	35,199	144,982	118,270	3,268	9.28%	26,712	22.59%
Environmental remediation and administrative expenses, net	(26)	4,794	818	5,285	(4,820)	-100.54%	(4,467)	-84.52%
Loss (Gain) on sale of real estate and fixed assets, net	189	823	(2,638)	1,134	(634)	-77.04%	(3,772)	332.63%

Operating income	44,876	34,294	137,982	110,341	10,582	30.86%	27,641	25.05%

Other income (expenses), net	720	143	299	443	577	403.50%	(144)	-32.51%
Interest expense	(5,990)	(3,613)	(19,983)	(12,031)	(2,377)	65.79%	(7,952)	66.10%

Earnings before income taxes	39,606	30,824	118,298	98,753	8,782	28.49%	19,545	19.79%
Provision for income taxes	14,302	10,411	43,018	33,687	3,891	37.37%	9,331	27.70%

Net earnings	$25,304	$20,413	$75,280	$65,066	$4,891	23.96%	$10,214	15.70%

Basic earnings per share	$1.16	$0.95	$3.48	$3.07
Diluted earnings per share	$1.15	$0.94	$3.44	$3.02

Dividends per share	$0.12	$0.09	$0.39	$0.36

Weighted average shares outstanding:
Basic	21,740	21,418	21,635	21,196
Diluted	21,996	21,762	21,914	21,547

Certain prior year information has been reclassified to conform to current presentation.

Curtiss-Wright Corporation, Page 7

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,	Change
	2005	2004	$	%
Assets
Current Assets:
Cash and cash equivalents	$59,021	$41,038	$17,983	43.8%
Receivables, net	244,689	214,084	30,605	14.3%
Inventories, net	146,297	115,979	30,318	26.1%
Deferred income taxes	28,844	25,693	3,151	12.3%
Other current assets	11,615	12,460	(845)	-6.8%

Total current assets	490,466	409,254	81,212	19.8%
Property, plant, and equipment, net	274,821	265,243	9,578	3.6%
Prepaid pension costs	76,002	77,802	(1,800)	-2.3%
Goodwill, net	388,158	364,313	23,845	6.5%
Other intangible assets, net	158,267	140,369	17,898	12.8%
Other assets	12,571	21,459	(8,888)	-41.4%

Total Assets	$1,400,285	$1,278,440	$121,845	9.5%

Liabilities
Current Liabilities:
Short-term debt	$885	$1,630	$(745)	-45.7%
Accounts payable	80,460	65,364	15,096	23.1%
Accrued expenses	74,252	63,413	10,839	17.1%
Income taxes payable	22,855	13,895	8,960	64.5%
Other current liabilities	43,051	52,793	(9,742)	-18.5%

Total current liabilities	221,503	197,095	24,408	12.4%

Long-term debt	364,017	340,860	23,157	6.8%
Deferred income taxes	53,570	40,043	13,527	33.8%
Accrued pension & other postretirement benefit costs	74,999	80,612	(5,613)	-7.0%
Long-term portion of environmental reserves	22,645	23,356	(711)	-3.0%
Other liabilities	25,331	20,860	4,471	21.4%

Total Liabilities	762,065	702,826	59,239	8.4%

Stockholders’ Equity
Common stock, $1 par value	25,493	16,646	8,847	53.1%
Class B common stock, $1 par value	—	8,765	(8,765)	-100.0%
Additional paid in capital	59,806	55,885	3,921	7.0%
Retained earnings	667,892	601,070	66,822	11.1%
Unearned portion of restricted stock	(12)	(34)	22	-64.7%
Accumulated other comprehensive income	20,655	36,797	(16,142)	-43.9%
	773,834	719,129	54,705	7.6%
Less: cost of treasury stock	135,614	143,515	(7,901)	-5.5%

Total Stockholders’ Equity	638,220	575,614	62,606	10.9%

Total Liabilities and Stockholders’ Equity	$1,400,285	$1,278,440	$121,845	9.5%

Curtiss-Wright Corporation, Page 8

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES

SEGMENT INFORMATION

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004	% Change	2005	2004	% Change
Sales:
Flow Control	$130,683	$118,335	10.4%	$466,546	$388,139	20.2%
Motion Control	137,271	115,927	18.4%	465,451	388,576	19.8%
Metal Treatment	49,939	46,842	6.6%	198,931	178,324	11.6%

Total Sales	$317,893	$281,104	13.1%	$1,130,928	$955,039	18.4%

Operating Income:
Flow Control	$17,604	$15,521	13.4%	$54,509	$44,451	22.6%
Motion Control	20,154	16,162	24.7%	50,485	44,893	12.5%
Metal Treatment	8,923	7,290	22.4%	34,470	28,111	22.6%

Total Segments	46,681	38,973	19.8%	139,464	117,455	18.7%
Corporate & Other	(1,805)	(4,679)	-61.4%	(1,482)	(7,114)	-79.2%

Total Operating Income	$44,876	$34,294	30.9%	$137,982	$110,341	25.1%

Operating Margins:
Flow Control	13.5%	13.1%		11.7%	11.5%
Motion Control	14.7%	13.9%		10.8%	11.6%
Metal Treatment	17.9%	15.6%		17.3%	15.8%
Total Curtiss-Wright	14.1%	12.2%		12.2%	11.6%

Curtiss-Wright Corporation, Page 9

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 6,000 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

###

Certain statements made in this release, including statements about future revenue, organic revenue growth, annual revenue, net income, organic operating income growth, future business opportunities, and cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com